EXHIBIT 23.1

Bernstein & Pinchuk LLP

Certified Public Accountants

Seven Penn Plaza

New York, NY 10001

Tel  212 279-7900

Tel  516 897-7979

Fax  212 279-7901

www.bpaccountants.com

Consent of Independent Registered Public Accounting Firm

To: Sun New Media, Inc.

We consent to the use of our report dated June 29, 2006 except for Note 17 as to which the date is August 31, 2006 relating to the restated consolidated balance sheet of the Company as March 31, 2006 and the related restated consolidated statement of operations, changes in stockholders’ equity and cash flows for the period from October 1, 2005 to March 31, 2006, in the Post-Effective Amendment to forms SB-2 No. 333-132343 and No. 333-137271 dated January 17, 2007 of Sun New Media Inc.

By:	/s/ Bernstein & Pinchuk

New York, New York

January 17, 2007